Exhibit 99.1
Aspen Technology Announces Robert Whelan, Jr. as Newly Elected Board Chair
BEDFORD, Mass. - May 14, 2024 - Aspen Technology, Inc. (AspenTech) (NASDAQ: AZPN), a global leader in industrial software, today announced that Robert Whelan, Jr. has been appointed to Chair of AspenTech’s Board of Directors (the “Board”). This follows the decision by Jill Smith to resign from the Board for personal reasons.
Mr. Whelan became a member of the Board in 2011 and previously served as Board Chair from 2013 to 2021. Throughout his tenure on the Board, Mr. Whelan has helped guide the company into an established industrial software leader, including the strategic transaction with Emerson Electric Co. Mr. Whelan also serves as a member of the Board’s Human Capital and M&A committees.
“It’s an honor to return to the role of Board Chair for AspenTech,” said Whelan. “On behalf of the Board, I’d like to thank Jill for her service over the years. She’s been a key advisor and trusted colleague through a pivotal time in the company’s transformation journey. We wish her the best in her future endeavors.”
“I’m delighted to welcome Bob back to the position of Board Chair,” said Antonio Pietri, President and CEO of AspenTech. “Bob’s proven leadership and extensive knowledge of AspenTech make him well-suited for this role. I look forward to continuing to partner with him closely to deliver long-term shareholder value.”
Mr. Whelan is a Non-Emerson Director under the Stockholders Agreement by and among AspenTech, Emerson Electric Co. and EMR Worldwide Inc., dated as of May 16, 2022 (the “Stockholders Agreement”), previously filed with the Securities and Exchange Commission. Additionally, under the Stockholders Agreement, David Henshall, who served as a Non-Emerson Director following his appointment in April 2024, was re-designated as an Emerson Director on May 11, 2024. The Board intends to conduct a search over the coming months for a Non-Emerson Designee director under the Stockholders Agreement.
About Robert Whelan, Jr.
Robert Whelan, Jr. has over 35 years of corporate finance and investment banking experience. Since 2001, he has been President of Whelan & Company, LLC, providing financial consulting, valuation and strategic services to public and private companies in the technology, healthcare and alternative energy industries. From 1999 to 2001, Mr. Whelan served as Vice Chairman, Prudential Volpe Technology Group, the technology investment banking and research division of Prudential Securities formed when Prudential acquired Volpe Brown Whelan & Company in 1999. Prior to that, he was a senior executive with Volpe Brown Whelan, a private investment banking, brokerage and asset management firm for technology and healthcare companies. Previously, he was Managing Director, New York Regional and High Technology Groups at Prudential Securities, and Managing Director and Head of Corporate Finance at Hambrecht & Quist, Inc. Mr. Whelan served as a director for iAnthus Capital Holdings Inc. from 2019 to 2022, Annovis Bio, Inc. from 2016 to 2021, and ARIAD Pharmaceuticals, Inc. from 2010 to 2014, as well as other privately held companies. Mr. Whelan received a B.A. in History from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business.
About AspenTech
Aspen Technology, Inc. (NASDAQ: AZPN) is a global software leader helping industries at the forefront of the world’s dual challenge meet the increasing demand for resources from a rapidly growing population in a profitable and sustainable manner. AspenTech solutions address complex environments where it is critical to optimize the asset design, operation and maintenance lifecycle. Through our unique combination of deep domain expertise and innovation, customers in asset-intensive industries can run their assets safer, greener, longer and faster to improve their operational excellence. To learn more, visit AspenTech.com.
Media Contact
Len Dieterle
AspenTech
+1 781-221-4291
len.dieterle@aspentech.com
Investor Contact
William Dyke
AspenTech
+1 781-221-5571
william.dyke@aspentech.com